Exhibit 99.1

Nash Finch Reports Fourth Quarter and Fiscal Year 2011 Results

Fiscal Year Adjusted Consolidated EBITDA1 Increased 2.6% to $145.7 Million

and Adjusted EPS2 Increased 9.3% to $3.89 per Diluted Share

            MINNEAPOLIS (March 1, 2012) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the twelve week (fourth quarter) and fifty-two week (fiscal year) periods ended December 31, 2011.

Financial Results

            Total company sales for the fourth quarter 2011 were $1.14 billion compared to $1.15 billion in the prior year quarter, a decrease of 0.9%.  Excluding the impact of selling or closing seven retail stores, total company fourth quarter comparable sales increased 0.1% relative to the fourth quarter of last year.  Total company sales for fiscal year 2011 were $4.81 billion compared to $4.99 billion in fiscal year 2010, a decrease of 3.7%. Excluding the impact of the sales decrease of $53.2 million attributable to the previously announced transition of a portion of a food distribution buying group to another supplier during 2010 and the effect of selling or closing seven retail stores of $39.1 million, total company fiscal year comparable sales decreased 1.9% relative to last year.

            Consolidated EBITDA3, adjusted to exclude the impact of significant items totaling $1.2 million in both the fourth quarter 2011 and 2010, respectively, increased 0.6% to $34.6 million, or 3.0% of sales in the fourth quarter of 2011 as compared to $34.4 million, or 3.0% of sales in the fourth quarter of 2010. Including the impact of significant items, Consolidated EBITDA for the fourth quarter 2011 increased by 0.6% to $33.4 million, or 2.9% of sales, as compared to $33.2 million, or 2.9% of sales, in the prior year quarter.  For fiscal year 2011, Consolidated EBITDA, adjusted to exclude the impact of significant items totaling $6.4 million and $4.5 million in 2011 and 2010, respectively, increased 2.6% to $145.7 million, or 3.0% of sales in 2011, compared to $142.0 million, or 2.8% of sales in 2010.  Including the impact of significant items, Consolidated EBITDA for the fiscal year 2011 increased by 1.3% to $139.2 million, or 2.9% of sales, compared to $137.5 million, or 2.8% of sales, in the prior year period.  Consolidated EBITDA is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.

            “We are pleased that the year over year Consolidated EBITDA, adjusted to exclude significant items, improved even though the economic environment remains difficult,” said Alec Covington, President and CEO of Nash Finch.  “These results are consistent with our expectations.”

            Net earnings in the fourth quarter, adjusted to exclude the impact of significant items totaling $4.6 million or $0.35 per diluted share in 2011 and a benefit of $3.9 million or $0.30 per diluted share in the 2010 quarter, decreased 2.5% to $12.7 million or $0.97 per diluted share in the fourth quarter of 2011, compared to $13.1 million or $1.00 per diluted share in the fourth quarter of 2010.  Including the impact of significant items, our reported net earnings for the fourth quarter of 2011 were $8.2 million or $0.62 per diluted share, as compared to net earnings of $16.9 million, or $1.30 per diluted share, in the prior year quarter. For fiscal 2011, net earnings, adjusted to exclude the impact of significant items totaling $15.0 million or $1.15 per diluted share in 2011 and a benefit of $4.0 million or $0.30 per diluted share in 2010, increased 8.3% to $50.8 million or $3.89 per diluted share in 2011, compared to $46.9 million or $3.56 per diluted share in 2010. Including the impact of significant items, our reported net earnings for fiscal 2011 were $35.8 million or $2.74 per diluted share, compared to net earnings of $50.9 million or $3.86 per diluted share, in the prior year period.

The following table identifies the significant items affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the fourth quarter and fiscal year 2011 and prior year results:

(dollars in millions except per share amounts)	4th Quarter		Fiscal
	2011	2010	2011	2010
Significant items
Restructuring costs related to Food Distribution overhead centralization	$ (0.2)	-	(1.6)	-
Unusual professional fees	(0.6)	-	(2.5)	-
Net costs associated with retail stores sold, closed or remodeled	-	-	(0.3)	0.1
Food Distribution facility closing costs	-	-	-	(1.7)
Military distribution center conversion and transition costs	(0.4)	(1.2)	(2.0)	(2.9)
Significant charges impacting Consolidated EBITDA	$ (1.2)	(1.2)	(6.4)	(4.5)

LIFO charges	(4.5)	(0.1)	(14.2)	(0.1)
Write off of deferred financing costs	(1.8)	-	(1.8)	-
Settlement of acquisition contingency	-	-	-	0.3
Net lease reserve adjustments	-	-	0.2	(0.4)
Write-down of long-lived assets	-	-	(2.4)	-
Total significant charges impacting earnings before tax	$ (7.5)	(1.3)	(24.6)	(4.7)
Income tax on significant net charges	2.9	0.5	9.6	1.8
Reversal of previously recorded tax reserves	-	4.7	-	6.9
Total significant charges impacting net earnings	$ (4.6)	3.9	(15.0)	4.0
Diluted earnings per share impact from significant items	(0.35)	0.30	(1.15)	0.30
Diluted earnings per share, as reported	0.62	1.30	2.74	3.86
Diluted earnings per share, as adjusted	$ 0.97	1.00	3.89	3.56

Military Distribution Results

(dollars in millions)	4th Quarter		% Change	Fiscal		% Change
	2011	2010		2011	2010
Net Sales	$ 564.0	534.9	5.4%	2,340.3	2,290.0	2.2%
Segment EBITDA[3]	17.1	14.1	21.2%	68.4	60.8	12.4%
Percentage of Sales	3.0%	2.6%		2.9%	2.7%

The military segment net sales increased 5.4% in the fourth quarter 2011 and 2.2% in the fiscal 2011 period compared to the prior year.  However, a slightly larger portion of military sales during the current year have been on a consignment basis, which are not included in our reported net sales.  The year-over-year increase in consignment sales was $3.4 million during the fourth quarter and $15.0 million in the fiscal year period.  Including the impact of consignment sales, comparable military sales increased 5.8% in the fourth quarter 2011 and 2.7% in the fiscal 2011 period compared to the prior year.

The military segment EBITDA increased by $3.0 million or 21.2% in the fourth quarter 2011 and by $7.6 million or 12.4% in fiscal 2011 period compared to the same periods last year.  The increase in military EBITDA is primarily due increased sales as well as cost savings achieved from opening the Columbus, Georgia and Bloomington, Indiana distribution centers and from improvements in inventory management. The military EBITDA as a percentage of sales in the current quarter was 3.0% as compared to 2.6% in the fourth quarter last year and 2.9% as compared to 2.7% in fiscal 2011 and 2010, respectively.

“We are proud to serve military families and in 2011 we focused our efforts on additions and improvements to our infrastructure that should enable us to serve even more military families.  The capital investments we have made in new facilities have contributed significantly to the fiscal 2011 increase in our military segment EBITDA results.  In the fourth quarter, we continued to attract new business to our Bloomington, Indiana military distribution center as a direct result of exceptional customer service being provided by our Bloomington, team,” said Covington.

“We are pleased to announce that during the first quarter of 2012 we will begin shipping product from our newest facility in Oklahoma City, Oklahoma.  While this facility and the continued momentum enjoyed in our newer facilities will no doubt add additional opportunities for MDV during 2012, the business environment has become extremely competitive in several parts of the country.  As a result of the increased competition and the anticipated start-up and operational transition costs to be incurred at our new Oklahoma facility, we expect year over year EBITDA from our military segment to be lower in 2012 as compared to 2011,” said Covington.

“We have not allowed the increased competition or the less than favorable economic conditions to dampen our resolve to invest in our military footprint.  The RONA results achieved by our military segment -- which are the highest level of results in our company -- are proving out the wisdom of those investments made during challenging times.  We will continue our focus on delivering long term results for our shareholders, and not sacrifice long term strategy for short term gains,” continued Covington.

Food Distribution & Retail Results

(dollars in millions)	4th Quarter		% Change	Fiscal		% Change
	2011	2010		2011	2010
Sales
Food Distribution	$ 467.1	493.9	(5.4%)	1,996.9	2,183.7	(8.6%)
Retail	105.4	118.0	(10.7%)	470.0	518.3	(9.3%)
Total	$ 572.5	611.9	(6.4%)	2,466.9	2,702.0	(8.7%)
Segment EBITDA[3]
Food Distribution	$ 10.7	14.6	(26.2%)	51.0	56.3	(9.4%)
Retail	5.6	4.6	22.5%	19.9	20.3	(2.4%)
Total	$ 16.3	19.2	(14.6%)	70.9	76.6	(7.6%)

Percentage of Sales
Food Distribution	2.3%	3.0%		2.6%	2.6%
Retail	5.3%	3.9%		4.2%	3.9%
Total	2.9%	3.1%		2.9%	2.8%

The combined food distribution and retail segment sales decrease in the fourth quarter and fiscal 2011 compared to the 2010 periods was 6.4% and 8.7%, respectively.  The decrease in sales was negatively impacted in the quarter by $11.3 million due to the sale or closing of seven retail stores since the end of the third quarter of 2010.  2011 fiscal year sales were negatively affected by $39.1 million due to the reduction of these seven stores from our portfolio in addition to being impacted by the previously announced transition of a portion of a customer buying group to another supplier during the second quarter 2010 of $53.2 million.  After adjusting to exclude these impacts, our comparable sales declined 4.8% for the fourth quarter and 5.5% in fiscal 2011.  Retail same store sales declined 1.6% as compared to the prior year quarter and 2.1% in fiscal 2011.

The food distribution and retail segment EBITDA decreased by $2.9 million or 14.6% in the fourth quarter 2011 and by $5.7 million or 7.6% in the fiscal 2011 period compared to the same periods last year.  The food distribution and retail segment EBITDA as a percentage of sales was 2.9% in the fourth quarter and fiscal year 2011 as compared to 3.1% and 2.8% in the prior year periods. The decrease in fourth quarter and fiscal year EBITDA was partially due to significant items of $0.8 and $2.8 million, respectively.

 “We are pleased that during 2011 our year over year food distribution segment sales performance improved sequentially each quarter throughout the year, proof that investments we are making in new programs and services are delivering results.  During 2012 we anticipate making additional investments in new program offerings designed to provide additional long term revenue growth in this segment.  Due to these anticipated investments in addition to our expectation that food inflation will reduce to more normalized levels in 2012, we expect that our food distribution segment EBITDA results will be under pressure throughout 2012.  It is our belief, however, that the investments we are making in this segment will provide growth opportunities within this segment beyond 2012,” said Covington.

Financial Target Progress

Improvements on our key financial targets have been achieved to date since the targets were announced as part of the Company’s strategic plan in November 2006.  In particular, Consolidated EBITDA margin improved from 2.2% to 2.9% of sales and the debt leverage ratio has improved from 3.11x to 2.14x in fiscal 2006 compared to fiscal 2011.  The ratio of free cash flow to net assets excluding the impact of strategic projects has increased from 8.7% in fiscal 2006 to 13.9% in fiscal 2011.

The following table charts the Company’s progress towards its long-term financial targets that are anticipated to be attained through successful execution of the strategic plan.

Financial Targets	Long-term	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
	Target	2011	2010	2009	2008	2007	2006
Organic Revenue Growth[4]	2.0%	(3.8%)	(5.4%)	(0.6%)	3.1%	(2.6%)	(3.1%)
Consolidated EBITDA Margin[5]	4.0%	2.9%	2.8%	2.7%	3.1%	2.9%	2.2%
Trailing Four Quarter Free Cash Flow / Net Assets[6]		6.8%	0.9%	10.6%	12.0%	9.2%	8.7%
Trailing Four Quarter Free Cash Flow to Net Assets excluding impact of strategic projects[7]	10.0%	13.9%	8.4%	13.1%	14.0%	9.7%	8.7%
Total Leverage Ratio[8]	2.5 - 3.0 x	2.14x	2.29x	2.02x	1.75x	2.20x	3.11x

Liquidity

Total debt at the end of the fourth quarter of 2011 decreased by $17.0 million to $297.4 million since the beginning of the fiscal year. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants.  The debt leverage ratio as of the end of the fourth quarter 2011 was 2.14x.  Availability on the Company’s revolving credit facility at the end of the quarter was $273.6 million.  As previously announced, during the fourth quarter of 2011, the Company completed the refinancing of our Asset Based Lending agreement for a new five year $520 million dollar facility which will provide long term financial stability.

“We continue to benefit from an extremely strong balance sheet and are well positioned to benefit from opportunities that are accretive and create shareholder value”, said Alec Covington.

1  Adjusted Consolidated EBITDA is defined as Consolidated EBITDA, as defined in footnote 3, adjusted for any significant charges.

2  Adjusted EPS is defined as net earnings adjusted for any significant charges divided by diluted shares outstanding.

3 References to EBITDA, Consolidated EBITDA, and segment EBITDA are calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods.  Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity.  Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.  The Company also believes investors find the information useful because it reflects the resources available for strategic investments including, for example, capital needs of the business, strategic acquisitions and debt service.

4 Organic Revenue Growth is the percentage change in revenues for a fiscal period(s) compared to the similar prior year fiscal period(s), excluding incremental revenue obtained through acquisitions.

5 Consolidated EBITDA Margin is calculated by dividing Consolidated EBITDA by sales.

6 Trailing Four Quarter Free Cash Flow to Net Assets ratio is defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters divided by the average net assets for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).

7 Trailing Four Quarter Free Cash Flow to Net Assets excluding impact of strategic projects ratio is defined as cash provided from operations less capital expenditures for property, plant & equipment (excluding capital expenditures for strategic projects) during the trailing four quarters divided by the average net assets (excluding average net assets generated from strategic projects) for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).

8 Total Leverage Ratio is defined as total debt (current portion of long-term debt and capital leases, long-term debt and capitalized lease obligations) divided by the trailing four quarters Consolidated EBITDA.

****************************************************************************************************

A conference call to review the fourth quarter 2011 results is scheduled for 9 a.m. CT (10 a.m. ET) on March 1, 2012.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch's website at http://www.nashfinch.com.  A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch's website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

            Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States.  Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 36 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores, Bahrain and Egypt.  The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, AVANZA®, Family Fresh Markets®, Savers Choice™, Wally’s Supermarkets™ and Sun Mart® trade names.  Further information is available on the Company's website at www.nashfinch.com.

            This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to trends and events that may affect our future financial position and operating results.  Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements.  For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, ” “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements.  Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•   the effect of competition on our food distribution, military and retail businesses;

•   general sensitivity to economic conditions, including the uncertainty related to the current state of the economy in the U.S. and worldwide economic slowdown; disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;

•   macroeconomic and geopolitical events affecting commerce generally;

•   changes in consumer buying and spending patterns;

•   our ability to identify and execute plans to expand our food distribution, military and retail operations;

•   possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•   our ability to identify and execute plans to improve the competitive position of our retail operations;

•   the success or failure of strategic plans, new business ventures or initiatives;

•   our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;

•   changes in credit risk from financial accommodations extended to new or existing customers;

•   significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•   limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•   legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;

•   our ability to identify and remediate any material weakness in our internal controls that could affect our ability to detect and prevent fraud, expose us to litigation, or prepare financial statements and reports in a timely manner;

•   changes in accounting standards;

•   technology failures that may have a material adverse effect on our business;

•   severe weather and natural disasters that may impact our supply chain;

•   unionization of a significant portion of our workforce;

•   costs related to a multi-employer pension plan which has liabilities in excess of plan assets;

•   changes in health care, pension and wage costs and labor relations issues;

•   product liability claims, including claims concerning food and prepared food products;

•   threats or potential threats to security;

•   unanticipated problems with product procurement; and

•   maintaining our reputation and corporate image.

A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC.  You should carefully consider each of these factors and all of the other information in this release.  We believe that all forward-looking statements are based upon reasonable assumptions when made.  However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).

Contact: Bob Dimond, Executive VP & CFO, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Twelve	Twelve	Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	December 31	January 1	December 31	January 1
	2011	2011	2011	2011

Sales	$1,136,474	1,146,788	4,807,215	4,991,979
Cost of sales	1,049,702	1,054,112	4,427,189	4,591,191
Gross profit	86,772	92,676	380,026	400,788
Gross profit margin	7.6%	8.1%	7.9%	8.0%

Other costs and expenses:
Selling, general and administrative	58,983	60,539	261,000	269,140
Depreciation and amortization	8,016	8,481	35,704	36,119
Interest expense	7,066	5,656	24,894	23,403
Total other costs and expenses	74,065	74,676	321,598	328,662

Earnings before income taxes	12,707	18,000	58,428	72,126

Income tax expense	4,527	1,060	22,623	21,185
Net earnings	$8,180	16,940	35,805	50,941

Net earnings per share:
Basic	$0.63	1.34	2.80	3.97
Diluted	$0.62	1.30	2.74	3.86

Declared dividends per common share	$0.18	0.18	0.72	0.72

Weighted average number of common shares
outstanding and common equivalent shares outstanding:
Basic	12,896	12,649	12,808	12,819
Diluted	13,108	13,056	13,068	13,186

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

Assets	December 31, 2011	January 1, 2011
Current assets:
Cash and cash equivalents	$773	830
Accounts and notes receivable, net	243,763	233,436
Inventories	308,621	333,146
Prepaid expenses and other	17,329	15,817
Deferred tax assets	6,896	8,281
Total current assets	577,382	591,510

Notes receivable, net	23,221	20,350

Property, plant and equipment:	686,794	649,256
Less accumulated depreciation and amortization	(413,695)	(409,190)
Net property, plant and equipment	273,099	240,066

Goodwill	170,941	167,166
Customer contracts and relationships, net	15,399	18,133
Investment in direct financing leases	2,677	2,948
Other assets	11,049	10,502
Total assets	$1,073,768	1,050,675

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$2,932	3,159
Accounts payable	234,722	230,082
Accrued expenses	61,459	60,001
Total current liabilities	299,113	293,242

Long-term debt	278,546	292,266
Capital lease obligations	15,905	18,920
Deferred tax liability, net	40,671	36,344
Other liabilities	34,910	32,899
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock - no par value.
Authorized 500 shares; none issued	-	-
Common stock of $1.66 2/3 par value
Authorized 50,000 shares; 13,727 and 13,677 shares issued, respectively	22,878	22,796
Additional paid-in capital	118,222	114,799
Common stock held in trust	(1,254)	(1,213)
Deferred compensation obligations	1,254	1,213
Accumulated other comprehensive loss	(14,707)	(10,984)
Retained earnings	330,470	303,584
Treasury stock at cost; 1,541 and 1,569 shares	(52,240)	(53,191)
Total stockholders' equity	404,623	377,004
Total liabilities and stockholders' equity	$1,073,768	1,050,675

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
	52 Weeks Ended
	December 31	January 1
	2011	2011
Operating activities:
Net earnings	$35,805	50,941
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	35,704	36,119
Amortization of deferred financing costs	3,597	1,834
Non-cash convertible debt interest	5,771	5,346
Amortization of rebateable loans	3,471	4,096
Provision for bad debts	811	808
Provision for lease reserves	755	320
Deferred income tax expense	5,712	12,211
Loss (gain) on sale of property, plant and equipment	1,357	(503)
LIFO charge	14,220	53
Asset impairments	553	937
Share-based compensation	5,429	7,871
Deferred compensation	883	1,075
Other	(689)	(753)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts and notes receivable	(6,758)	14,659
Inventories	11,670	(47,756)
Prepaid expenses	(1,122)	1,913
Accounts payable	4,083	(9,963)
Accrued expenses	(2,283)	809
Income taxes payable	(389)	(9,384)
Other assets and liabilities	2,567	(4,517)
Net cash provided by operating activities	121,147	66,116
Investing activities:
Disposal of property, plant and equipment	3,949	783
Additions to property, plant and equipment	(68,600)	(59,295)
Business acquired, net of cash	(8,818)	-
Loans to customers	(11,008)	(1,368)
Payments from customers on loans	1,521	2,366
Other	(653)	(427)
Net cash used in investing activities	(83,609)	(57,938)
Financing activities:
Proceeds (payments) of revolving debt	(18,700)	30,000
Dividends paid	(8,739)	(8,930)
Repurchase of common stock	-	(21,970)
Proceeds from Long-term debt	151,500	-
Payments of long-term debt	(152,366)	(628)
Payments of capital lease obligations	(2,765)	(3,529)
Decrease in outstanding checks	(1,593)	(3,083)
Payments of deferred financing costs	(3,781)	-
Tax shortfall from share-based compensation	(41)	(38)
Other	(1,110)	-
Net cash used in by financing activities	(37,595)	(8,178)
Net decrease in cash	(57)	-
Cash at beginning of period	830	830
Cash at end of period	$773	830

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	December 31	January 1
Other Data (In thousands)	2011	2011

Total debt	$ 297,383	314,345
Stockholders' equity	$ 404,623	377,004
Capitalization	$ 702,006	691,349
Debt to total capitalization	42.4%	45.5%

Non-GAAP Data
Consolidated EBITDA (a)	$ 139,228	137,464
Leverage ratio - trailing 4 qtrs. (debt to consolidated EBITDA) (b)	2.14x	2.29x

Comparable GAAP Data
Debt to earnings before income taxes (b)	5.09	4.36

(a)	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of Consolidated
EBITDA is provided as a metric used to determine payout of performance units pursuant to our Long-Term Incentive Plan.

(b)	Leverage ratio is defined as the Company's total debt at December 31, 2011 and January 1, 2011, divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA and Segment Profit (in thousands)

FY	2011
		2011	2011	2011	2011	Rolling
		Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs

Earnings before income taxes		$12,370	16,614	16,737	12,707	58,428
Add/(deduct)
	LIFO charge	501	2,131	7,085	4,503	14,220
	Depreciation and amortization	8,583	8,367	10,738	8,016	35,704
	Interest expense	5,459	5,355	7,014	7,066	24,894
	Closed store lease costs	448	159	24	124	755
	Asset impairment	-	349	13	191	553
	Net loss (gain) on sale of real estate and other assets	1,796	(391)	(106)	41	1,340
	Stock compensation	1,159	1,372	1,761	1,137	5,429
	Subsequent cash payments on non-cash charges	(504)	(572)	(650)	(369)	(2,095)
Total Consolidated EBITDA		$29,812	33,384	42,616	33,416	139,228

		2011	2011	2011	2011	Rolling
Segment Consolidated EBITDA		Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
	Military	$15,107	14,835	21,348	17,061	68,351
	Food Distribution	10,581	13,791	15,907	10,747	51,026
	Retail	4,124	4,758	5,361	5,608	19,851
		$29,812	33,384	42,616	33,416	139,228

		2011	2011	2011	2011	Rolling
Segment profit		Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
	Military	$12,147	11,285	14,666	12,314	50,412
	Food Distribution	5,845	7,709	6,177	4,014	23,745
	Retail	(984)	2,128	1,790	2,668	5,602
	Unallocated:
	Interest	(4,638)	(4,508)	(5,896)	(6,289)	(21,331)
		$12,370	16,614	16,737	12,707	58,428

FY	2010
		2010	2010	2010	2010	Rolling
		Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
Earnings before income taxes		$13,330	17,966	22,830	18,000	72,126
Add/(deduct)
	LIFO charge (credit)	(40)	(321)	285	129	53
	Depreciation and amortization	8,585	8,170	10,883	8,481	36,119
	Interest expense	5,258	5,366	7,123	5,656	23,403
	Settlement of pre-acquisition contingency	-	-	(310)	-	(310)
	Closed store lease costs	-	(434)	725	29	320
	Asset impairment	517	301	108	11	937
	Stock compensation	1,605	1,857	2,717	1,692	7,871
	Subsequent cash payments on non-cash charges	(740)	(969)	(578)	(768)	(3,055)
Total Consolidated EBITDA		$28,515	31,936	43,783	33,230	137,464

		2010	2010	2010	2010	Rolling
Segment Consolidated EBITDA		Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
	Military	$14,761	14,542	17,412	14,081	60,796
	Food Distribution	10,257	12,623	18,889	14,570	56,339
	Retail	3,497	4,771	7,482	4,579	20,329
		$28,515	31,936	43,783	33,230	137,464

		2010	2010	2010	2010	Rolling
Segment profit		Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
	Military	$12,918	12,663	14,270	11,450	51,301
	Food Distribution	4,904	7,636	11,666	9,444	33,650
	Retail	20	2,190	2,558	1,892	6,660
	Unallocated:
	Interest	(4,512)	(4,523)	(5,664)	(4,786)	(19,485)
		$13,330	17,966	22,830	18,000	72,126